Exhibit 99.1
MEDIA CONTACT:
Susan Hook
RedEnvelope, Inc.
     415-512-6193
INVESTOR CONTACT:
Jordan Goldstein
Financial Dynamics
     415-439-4500
REDENVELOPE REPORTS FIRST QUARTER FISCAL 2006 RESULTS
SAN FRANCISCO, CA (August 2, 2006) — RedEnvelope, Inc. (Nasdaq: REDE) today reported financial results for the first quarter 2006, which ended July 3, 2005.
First Quarter Results
The Company’s net revenues for the first quarter of its 2006 fiscal year were $25.0 million compared to $21.1 million in the first quarter of the prior fiscal year, an increase of 18.2%. The net loss was $(1,752,000), or $(0.20) per share, compared to a net loss of $(952,000), or $(0.11) per share in the first quarter of fiscal year 2005.
“We are pleased with our results for the first quarter,” said Alison May, RedEnvelope’s President and Chief Executive Officer. “Our top line growth, at 18.2% over the first quarter of fiscal 2005, was comparable to our growth rate of 19.2% for the first quarter of our last fiscal year. In addition, at 53.0% our gross margin was essentially unchanged from 53.2% for the first quarter of fiscal 2005. While our net loss was greater than for the first quarter of fiscal 2005, it met our expectations as we invested in brand building advertising this quarter, and are now fully staffed compared to the first quarter of last fiscal year, having filled a number of key positions in areas such as marketing, information technology and product development. We currently expect that the variance in general and administrative expenses over the prior fiscal year will narrow as we approach the Holiday season,” continued Ms. May.
“The results of our different marketing channels varied, with catalog performing below our expectations and online channels performing above expectations. We are very pleased that we have been able to achieve greater-than-expected growth in our online channels in a rapidly changing and competitive environment,” said Ms. May. “Based on customer feedback and marketing analysis, we have made adjustments to some creative aspects of our catalog as well as to our catalog assortment and product density with the goal of improving our catalog performance for the coming fall and Holiday seasons.”
Marketing expenses as a percentage of revenues increased from 23.4% in the first quarter of fiscal 2005 to 27.5% for this quarter. This increase was mainly due to the final portion of the Company’s advertising campaign and market research expenses.
Fulfillment expense as a percentage of revenues declined from 16.1% to 13.6%, or 250 basis points, while the fulfillment accuracy rate was just over 99.9%. “We are very pleased with efficiency improvements in our fulfillment operations,” said Ms. May. “We were able to handle our 18.2% revenue growth with essentially no growth in our fulfillment expenses. We are encouraged by these results as we prepare for the Holiday season,” Ms. May added.
“Our focus during the summer is on Holiday readiness. We have improved our individual productivity at the fulfillment center and have seen significant improvement in our personalization productivity. We also have made systems improvements and management changes, and expect to complete the renovation of our call center facility in September, which we currently believe will allow us to increase our seating capacity by approximately 21% for the Holiday season,” said Ms. May.
Balance Sheet
The Company’s inventory position is at a seasonal low, providing what it believes to be appropriate inventory for its annual summer sale. Cash and short-term investments along with our current liabilities are also consistent with the Company’s expectations for the quarter.
Business Highlights
•	For the first quarter of fiscal year 2006, net revenues from existing customers represented approximately 55% of total net revenues.
•	For the first quarter of fiscal year 2006, based on an internal quality control sampling of outbound orders, the Company processed orders with an accuracy rate of just over 99.9%.
•	For the first quarter of fiscal 2006, net revenue per order increased to approximately $80 from approximately $76 during the first quarter of fiscal 2005, and gross profit per order increased to approximately $42 from approximately $40 in the first quarter of fiscal 2005.
•	At the end of the first quarter, RedEnvelope’s customer file totaled approximately 2.5 million names, a growth of approximately 139,000 customers.
•	Jewelry was the Company’s largest product category, representing approximately 27% of net revenues.
•	For the first quarter of fiscal 2006, the Company shipped approximately 312,000 orders, an increase of approximately 12% over the first quarter of fiscal 2005.

Business Outlook
The following business outlook contains forward-looking statements describing management’s current expectations for future periods. The matters discussed in these forward-looking statements are subject to numerous assumptions, risks and uncertainties, some of which are listed or referred to in the cautionary note below. The forward-looking guidance provided in this press release is based on limited information available to RedEnvelope at this time, which is subject to change. As a result of these uncertainties and information limits, actual results in the future may differ materially from management’s current expectations. Although management’s expectations may change after the date of this release, RedEnvelope undertakes no obligation to revise or update the guidance below. The lack of any revision or update is not meant to imply continued affirmation of the guidance.
Currently RedEnvelope anticipates revenue growth for fiscal 2006 of at least 20% with positive net earnings.
In addition, RedEnvelope currently anticipates capital expenditures for the fiscal year 2006 will be approximately $3.5 million in line with its currently anticipated depreciation expenses for fiscal year 2006.
Webcast of Management Presentation
RedEnvelope, Inc. will make a presentation regarding these results and the Company’s business outlook over the Internet at 2:00 p.m. (PT) / 5:00 p.m. (ET) today. To listen, please log on to www.RedEnvelope.com, go to “About RedEnvelope,” and follow the link entitled “August 2, 2005 Management Presentation: First Quarter Results” that will be posted on that page. After the webcast, interested parties may access a replay through the same link. The replay of the webcast will remain available on our website for twelve months.
To access an electronic copy of this press release, please visit Investor Relations under the “About Us” tab at www.RedEnvelope.com.
Business Risks
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties and assumptions, such as statements regarding our plans, objectives and future operations and estimates of our financial results, capital expenditures and depreciation expense for future periods. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors. Factors that could affect future performance include, but are not limited to: marketing and advertising programs and related expenditures may not cause anticipated increases in sales; ongoing system upgrades and enhancements and our call center renovation could fail to achieve desired results or cost savings or could take longer than anticipated to implement; delays in introducing new products, competition relating to new or existing products or failure of the market to accept these products; planned fulfillment center and system upgrades and enhancements could fail to achieve desired results or cost savings or could take longer than anticipated to implement; difficulties encountered in, or increased costs of, fulfillment; economic conditions and changes in consumer spending levels; any significant disruption of our operations due to network or systems failures or disruptions, power outages, regulatory actions, natural disasters or attacks; our limited operating history; difficulties encountered in predicting consumer preferences, managing inventory levels or gaining access to popular products; increased or more effective competition from other retailers; difficulties encountered in managing our growth; increased costs for, or delays or difficulties in the receipt of, merchandise ordered by us; seasonality of the retail business; increases in shipping, advertising or marketing costs; increases in sales or other taxes; lower than expected utilization of electronic commerce by consumers; product returns that exceed expectations; litigation that may have an adverse effect on our financial results, product offerings or reputation; changes in foreign currency exchange rates; changes in key management personnel; integration of recently hired key personnel, including our Chief Financial Officer and other managerial, technical, finance, accounting and operations personnel; difficulties encountered in properly staffing our operations or providing satisfactory customer service; changes in government or regulatory requirements affecting e-commerce that may restrict, or increase the cost of, our operations, and other risk factors described in detail in our Report on Form 10-K for the fiscal year ended April 3, 2005, including, without limitation, those discussed under the captions, “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations, “ and “Factors That May Affect Future Results,” which document is on file with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s website at www.sec.gov. These forward-looking statements are made only as of the date of this press release, and RedEnvelope undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.
RedEnvelope, Inc. is an online retailer of upscale gifts for every occasion, every day. RedEnvelope offers a unique assortment of imaginative gifts through its catalog and website, www.RedEnvelope.com.
(Tables Follow)

REDENVELOPE, INC.
STATEMENTS OF OPERATIONS
(Unaudited)

	Thirteen Weeks Ended
	July 3,		June 27,
	2005	%	2004	%

		(In thousands, except per share data)

Net revenues	$24,978	100.0%	$21,131	100.0%
Cost of sales	11,729	47.0%	9,899	46.8%

Gross profit	13,249	53.0%	11,232	53.2%

Operating expenses:
Fulfillment	3,405	13.6%	3,395	16.1%
Marketing	6,863	27.5%	4,944	23.4%
General and administrative	4,811	19.3%	3,841	18.2%

Total operating expenses	15,079	60.3%	12,180	57.7%

Loss from operations	(1,830)	-7.3%	(948)	-4.5%
Interest income	140	0.6%	75	0.4%
Interest expense	(62)	-0.3%	(79)	-0.4%

Net loss	$(1,752)	-7.0%	$(952)	-4.5%

Net loss per share — basic	$(0.20)		$(0.11)

Weighted average shares outstanding — basic	8,919		8,635

REDENVELOPE, INC.
BALANCE SHEETS
(Unaudited)

	July 3,	June 27,
	2005	2004
	(In thousands)
ASSETS

Current assets:
Cash and cash equivalents	$2,172	$8,061
Short-term investments	14,471	21,101
Accounts receivable, net	1,109	849
Inventory	11,794	8,275
Prepaid catalog costs and other current assets	2,243	1,792

Total current assets	31,789	40,078
Property and equipment, net	7,423	6,236

Other assets	538	471

Total assets	$39,750	$46,785

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$9,496	$12,143
Capital lease obligations, current	578	597

Total current liabilities	10,074	12,740
Capital lease obligations, long-term	141	671
Deferred Rent	833	—

Total liabilities	11,048	13,411

Commitments and contingencies
Stockholders’ equity:
Common stock	90	88
Additional paid-in capital	114,232	113,011
Deferred compensation	(16)	(71)
Notes receivable from stockholders	(44)	(44)
Accumulated deficit	(85,560)	(79,604)
Accumulated other comprehensive income (loss)	—	(6)

Total stockholders’ equity	28,702	33,374

Total liabilities and stockholders’ equity	$39,750	$46,785